CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                        OF THE SERIES B PREFERRED STOCK
                                       OF
                       NEW YORK REGIONAL RAIL CORPORATION

         I, Robert R. Crawford, the President and Chief Executive Officer, and Assistant Secretary of New York Regional Rail Corporation, a Delaware corporation, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors on January 21, 1997, adopted the following resolution creating a series of preferred shares, $0.001 par value per share, designated as the Series B Preferred Shares.

         The relative rights and preferences of the Series B Preferred Stock are as follows:

         1. Designation and Amount. The shares of such series shall be designed as the "Series B Preferred Shares" (the "Series B Preferred Shares"), and the number of shares constituting such series shall be 5,250. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Shares.

         2.   Dividends and Distributions

         (i) The holders of Series B Preferred Shares, in preference to the holders of Common Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash (each such date being referred to herein as a "Dividend Payment Date"), commencing twelve months from the date of the issuance of the Series B Preferred Shares, at the rate of $9.00 per share.

         (ii) Dividends which are not declared will accrue. Dividends not declared will be cumulative. Accrued but unpaid dividends shall bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by- share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than fifteen (15) days prior to the date fixed for the payment thereof.

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         (iii) The  Corporation  will have the  right to pay any  dividend  with shares of its common stock for each dollar of dividend.

         3. Voting Rights. Except as otherwise provided by law, the holders of Series B Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

         4.   Certain Restrictions

         (i) Whenever dividends declared or other distributions payable on the Series B Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all unpaid dividends and distributions on Series B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

              (a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

                  (b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Shares; or

              (d) redeem or purchase or otherwise acquire for consideration any Series B Preferred Shares, or any shares of stock ranking on a parity with the Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

         (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

         6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received $100 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment.

         7. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series B Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such Preferred Shares with (to the extent possible) the same relative rights and preferences as the Series B Preferred Shares.

         8. Redemption. At any time prior to June 30, 1997, the Corporation may redeem any or all of the Series B Preferred Shares by sending to the holder (or holders) of the Series B Preferred Shares whose shares are to be redeemed a notice of redemption, together with payment by Corporation check in the amount of $120 for each Series B Preferred Share to be redeemed. Notice of the redemption shall be effective when the Corporation deposits such notice, together with the required payment, in the United States mails, postage prepaid and addressed to the record holder of the Series B Preferred Shares at the address last shown on the Corporation's records.

         9.   Conversion.

              (a) At the option of the holder of Series B Preferred Shares, the Preferred Shares are convertible on or after June 30, 1997 on the basis of one share of Preferred Stock for 1,100 shares of the Corporation's Common Stock. Notice of the conversion shall be effective when such notice is received by the Corporation, signed by the record holder of the Series B preferred shares, and specifying the number of shares to be converted.

              (b) If at the time a Series B Preferred Share is converted into common stock the Corporation does not have a current registration statement in effect with the Securities and Exchange Commission covering the resale of such shares, then the Corporation will issue to the holder of such preferred share an additional 300 shares of the Corporation's common stock. The Corporation will not have any liability to the holders of the Series B Preferred Shares for the failure to register the common stock issuable upon the conversion of the Series B Preferred Shares other than the issuance of 300 additional shares of its common stock.

              (c) In the event the Corporation shall at any time after March 1, 1997 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of Common Shares issuable upon the conversion of each Series B Preferred Share shall be determined as follows:

               X
               Y x CA = Shares issuable upon the conversion of each Share of Series B Preferred Stock.

       X = the number of Common Shares that were outstanding immediately prior to such event.

       Y = the number of Common Shares outstanding immediately after such event.

       CA = Conversion Amount in effect immediately prior to such event. Initial .Conversion Amount is 1,100 shares, provided, however if at the time a Series B
Preferred Share is converted into common stock the Corporation does not have a current registration statement in effect with the Securities and Exchange Commission covering the resale of such shares, then the Initial Conversion Amount will be 1,400 shares. The Corporation will not have any liability to the holders of the Series B Preferred Shares for the failure to register the common stock issuable upon the conversion of the Series B Preferred Shares other than the issuance of the additional shares of its common stock as provided above.

    IN WITNESS WHEREOF, I have executed this Certificate of Designation, Preferences and Rights this 20th day of June, 1997.

                                       Robert Crawford
                                  President and Secretary

STATE OF  Colorado      )
                        )ss.
COUNTY OF Denver        )

         Subscribed and sworn to before me this 20th day of June, 1997, by Robert Crawford, President and Secretary of New York Regional Rail Corporation on behalf of such Corporation.

         Witness my hand and official seal.



                                              Notary Public
           My commission expires: